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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                     FORM 15

CERTIFICATE AND NOTE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                                Commission File Number: 0-21397

                             Coffee People, Inc.
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             (Exact name of registrant as specified in its charter)


        2144 Michelson Drive, Irvine, California 92612     (949) 260-1600
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         (Address, including zip code, and telephone number, including area code of of registrant's principal executive officers)


                     Common Stock, no par value per share
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              (Title of class of securities covered by this Form)


                                        None
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          ( Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)     /X/           Rule 12h-3(b)(1)(i)     / /
            Rule 12g-4(a)(1)(ii)    / /           Rule 12h-3(b)(1)(ii)    / /
            Rule 12g-4(a)(2)(i)     / /           Rule 12h-3(b)(2)(i)     / /
            Rule 12g-4(a)(2)(ii)    / /           Rule 12h-3(b)(1)(ii)    / /
                                                  Rule 15d-6              / /

     Approximate number of holders of record as of the certification or notice date: 1
            ----

     Pursuant to the requirements of the Securities Exchange Act of 1934, Coffee People, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  July 8, 1999                             By:   /s/ Ann Wride
                                                      -----------------
                                                 Name:  Ann Wride
                                                 Title: Secretary